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EXHIBIT 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 30, 2002	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc.: Revised 2nd Quarter & 1st Half Results

Following up on yesterday's press release, the attached financial statements reflect revisions due to the inaccuracy in the July 25th earnings press release of Retail Operations cost of sales resulting from underaccrued sales taxes due to a new fuel supplier not including the sales tax in their billing. The revised FFO is $0.68 per diluted share for the first half of the year. Real estate revenue and expenses are not affected by this adjustment.

Robert Stetson, CEO, commented, "We regret the inaccuracy in the press release. At the same time, the favorable outlook for the last half of 2002 that was referenced in the July 25th press release remains unchanged. The balance sheet and liquidity remain strong, collection performance is good, and our acquisition program has commenced. We estimate our current run rate as of July 30th will be in the range of approximately $1.55 to $1.60 per share of FFO annualized, well above our dividend rate of $1.32 annualized."

Certain statements in this release constitute "forward-looking statements" and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include interest rates and other general economic conditions, income fluctuations in U.S. households and the general health of the fast food, casual dining, and service station industries, as well as the risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Investor Relations at 972-387-1487, ext. 147.

U.S. Restaurant Properties, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Real Estate
Revenues:
Rental income	$16,795	$17,495	$33,364	$34,618
Interest income	784	1,335	1,825	2,681
Amortization of unearned income on direct financing leases	73	82	135	177

Total revenues	17,652	18,912	35,324	37,476
Expenses:
Property	520	459	1,106	739
Depreciation and amortization	5,988	5,485	11,265	11,408
General and administrative	2,031	1,925	3,937	5,019
Provision for doubtful accounts	(91)	(198)	(5)	950
Interest expense	4,279	6,568	8,565	13,541
Amortization of loan origination fees	423	2,099	846	4,102
Derivative settlement payments	958	407	1,942	535
Impairment of long-lived assets	640	120	1,328	16,049
Fair value adjustment for interest rate swap	(84)	669	(256)	2,359

Total expenses	14,664	17,534	28,728	54,702

Income (loss) from real estate operations	2,988	1,378	6,596	(17,226)
Retail Operations
Operating revenue	10,001	1,986	17,217	1,986
Operating general and administrative	(1,517)	(130)	(2,626)	(130)
Cost of sales	(8,471)	(1,665)	(14,411)	(1,665)

Income from retail operations	13	191	180	191
Gain on sale of property	—	1,542	—	1,608

Income (loss) from continuing operations	3,001	3,111	6,776	(15,427)
Minority interests	(1,216)	(1,170)	(2,349)	(2,174)

Net income (loss) from continuing operations before discontinued operations and extraordinary item	1,785	1,941	4,427	(17,601)
Income (loss) from discontinued operations	(517)	(154)	791	(191)
Loss on early extinguishment of debt	—	—	—	(340)

Net income (loss)	1,268	1,787	5,218	(18,132)
Dividends on preferred stock	(1,775)	(1,775)	(3,551)	(3,551)

Net income (loss) allocable to common stockholders	$(507)	$12	$1,667	$(21,683)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.00	$0.01	$0.04	$(1.19)
Income (loss) from discontinued operations	(0.03)	(0.01)	0.04	(0.01)
Extraordinary loss	—	—	—	(0.02)

Net income (loss) per share	$(0.03)	$0.00	$0.08	$(1.22)

Weighted average shares outstanding
Basic	19,561	17,886	19,540	17,711
Diluted	19,794	18,137	19,766	17,711

U.S. Restaurant Properties, Inc.
2nd Quarter 2002 FFO (1)
In thousands, except per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net income (loss)	$1,268	$1,787	$5,218	$(18,132)
Preferred stock dividends	(1,775)	(1,775)	(3,551)	(3,551)

Net income (loss) allocable to common stock	(507)	12	1,667	(21,683)
Depreciation and amortization	5,986	5,801	11,307	11,800
(Gain) loss on Sale	206	(1,542)	(1,274)	(1,608)
Impairment reserve	909	120	1,718	16,049
Less FFO adjustments allocable to minority interest	(45)	(31)	(76)	(196)
Extraordinary loss	0	—	0	340

FFO (Basic)	6,549	4,360	13,342	4,702
Income (loss) allocable to minority interest	48	2	12	(163)
Adjustments allocable to minority interest	45	31	76	196
Preferred stock dividends	—	—	—	—

FFO (Diluted)	$6,642	$4,393	$13,430	$4,735

Weighted average shares outstanding (Basic)	19,561	17,886	19,540	17,711
Dilutive effect of OP units	132	134	132	134
Dilutive effect of options	46	39	39	21
Dilutive effect of guaranteed stock	55	78	55	78
Dilutive effect of preferred stock	—	—	—	—
Dilutive effect of contingent OP units	—	—	—	—

Weighted average shares outstanding (Diluted)	19,794	18,137	19,766	17,944

FFO (Basic) per share (2)	$0.34	$0.24	$0.68	$0.27
FFO (Diluted) per share	$0.34	$0.24	$0.68	$0.26
(1)
Funds from operations (FFO) is computed in accordance with the National Policy Bulletins issued by NAREIT dated November 8, 1999 and April 5, 2002.

(2)
FFO per share is calculated by dividing FFO by the weighted average number of shares/units outstanding for the period, on a fully diluted basis. Weighted average shares/units outstanding (fully diluted) includes shares of the Company's Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, preferred stock and stock price guarantees to the extent they are dilutive. For the three and six months ended June 30, 2002 and 2001, all Common Stock Equivalents were dilutive except preferred stock.

Note:

  Associated with the eighteen properties sold or disposed of during the six months ended June 30, 2002 are $66 and $425 of revenues, $549 and $616 of operating costs, including $74 and $454 of depreciation and amortization for the six months ended June 30, 2002 and June 30, 2001, respectively. These results, including a $1,274 gain on sale of property in 2002, have been recorded as discontinued operations in the Statement of Operations for the periods ended June 30, 2002 and 2001.

U.S. Restaurant Properties, Inc.
2nd Quarter 2002 CAD
In thousands, except per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
CAD
	2002	2001	2002	2001
FFO (Basic)	$6,549	$4,360	$13,342	$4,702
Direct financing lease receipts	153	202	322	426
Income (loss) allocable to minority interest	48	2	12	(163)
Adjustments allocable to minority interest	45	31	76	196
Amortization of debt issue costs	423	2,099	846	4,102
Straight-line rent adjustment	(560)	(638)	(1,125)	(1,301)
Loss on interest rate swap agreement	(84)	669	(256)	2,359
Provision for doubtful accounts	(69)	(198)	17	950
Corporate asset depreciation	24	31	49	62

CAD	$6,529	$6,558	$13,283	$11,333

CAD per share	$0.33	$0.36	$0.68	$0.64

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EXHIBIT 99.2 PRESS RELEASE FOR IMMEDIATE RELEASE
U.S. Restaurant Properties, Inc.: Revised 2nd Quarter & 1st Half Results
U.S. Restaurant Properties, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
U.S. Restaurant Properties, Inc. 2nd Quarter 2002 FFO (1) In thousands, except per share amounts
U.S. Restaurant Properties, Inc. 2nd Quarter 2002 CAD In thousands, except per share amounts